CHOICE HOTELS INTERNATIONAL REPORTS THIRD QUARTER 2026 RESULTS

U.S. Net Rooms Growth Rate Improves for Third Consecutive Quarter
Owned Hotel Sales Advance Asset-Light Strategy
Full-Year 2026 RevPAR Outlook Raised

NORTH BETHESDA, Md., Nov. 2, 2026 – Choice Hotels International, Inc. (“Choice” or “the Company”) (NYSE: CHH), a leading global lodging franchisor with an asset-light model, today reported results for the third quarter ended September 30, 2026.

Highlights include:

•Net income was $58 million, or $1.28 per diluted share, for the third quarter.

•Adjusted EBITDA totaled $193 million and adjusted diluted EPS was $2.33 for the third quarter.

•The U.S. year-over-year net rooms growth rate continued to improve, with U.S. rooms approximately flat compared to September 30, 2025, as third-quarter room exits declined 23% compared to the same period of 2025.

•Global net rooms grew 1.7% compared to September 30, 2025, led by 2.5% growth across the higher-revenue extended stay, midscale, and upscale brands.

•U.S. RevPAR increased 3.8% in the third quarter compared to the same period of 2025, reflecting improvements in both occupancy and rate.

•U.S. franchise agreements awarded increased 24% in the third quarter compared to the same period of 2025, representing 6,900 new rooms for development.

•The U.S. conversion pipeline grew to 25,500 rooms, an increase of 6% from June 30, 2026, and 29% from September 30, 2025, driving sequential growth in the total U.S. pipeline.

•The U.S. average royalty rate expanded 8 basis points to 5.23% in the third quarter compared to the same period of 2025.

•Subsequent to quarter-end, the Company completed the sale of two owned hotels for estimated net cash proceeds of approximately $34 million, while retaining franchise agreements for both properties.

•The Company returned $211 million to shareholders through dividends and share repurchases during the first nine months of 2026.

•The Company raised its full-year U.S. and global RevPAR outlooks, revised its net income guidance, and raised its adjusted EBITDA guidance range.

“Our third-quarter results reflect continued progress against our key priorities: the U.S. net rooms growth rate improved for the third consecutive quarter, U.S. RevPAR growth strengthened, and capital recycling is underway,” said Dom Dragisich, President and Chief Executive Officer. “Our focus is on returning to the fundamentals that have driven our success for decades, while continuing to invest in commercial and technology capabilities that help franchisees capture more demand. We expect U.S. net rooms growth to accelerate to approximately 1% by year-end, and stronger demand trends support our increased full-year RevPAR outlook. These improvements position us to deliver more consistent financial performance and stronger long-term free cash flow for shareholders.”

Financial Performance

($ in millions, except per-share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total revenues	$458	$447	$1,240	$1,207
Revenue excl. revenue for reimbursable costs from franchised and managed properties[1]	$285	$278	$780	$746
Net income	$58	$180	$143	$306
Diluted EPS	$1.28	$3.86	$3.12	$6.52
Adjusted net income	$105	$98	$247	$252
Adjusted diluted EPS	$2.33	$2.10	$5.41	$5.36
Adjusted EBITDA	$193	$190	$494	$485

•Net income was $58 million for the third quarter, a 68% decline compared to the same period of 2025. The decline primarily reflected a $100 million gain from the acquisition of a joint venture recognized in the prior-year quarter. Current-year results included a $24 million charge related to the termination of an arrangement involving an option to acquire a European hospitality business operating primarily under a lease-based model and a $6 million non-cash impairment charge related to two owned hotels. These impacts were partially offset by higher franchise and management fees. The prior-year gain and both current-year charges are excluded from adjusted results.

•Adjusted EBITDA increased 1% to $193 million for the third quarter compared to the same period of 2025, primarily driven by higher U.S. royalties, partially offset by lower liquidated damages revenue and higher adjusted SG&A expenses. Excluding liquidated damages revenue of $3.3 million and $9.5 million in the third quarters of 2026 and 2025, respectively, adjusted EBITDA increased 5% compared to the same period of 2025.

•Adjusted diluted EPS increased 11% for the third quarter compared to the same period of 2025, benefiting from higher franchise and management fees and share repurchases.

•Franchise and management fees increased 5% to $204 million for the third quarter compared to the same period of 2025, primarily reflecting higher U.S. royalties driven by RevPAR growth
1 Calculated as total revenues excluding reimbursable revenues. Reimbursable revenues totaled $173 million and $169 million for third quarter 2026 and 2025, respectively, and $460 million and $460 million for each of the nine-month periods ended September 30, 2026 and 2025. Excluding liquidated damages revenue of $3.3 million and $9.5 million in the third quarters of 2026 and 2025, respectively, revenues excluding reimbursable revenues increased 5% in the third quarter compared to the same period of 2025.

and royalty rate expansion, increased franchisee programs and services revenue, and higher international royalties.

RevPAR

(% change on a currency-neutral basis)	Change vs. Prior Year Period
Three months ended September 30, 2026
U.S.	3.8%
International	3.7%
Global	3.9%

•U.S. RevPAR increased 3.8% in the third quarter compared to the same period of 2025, driven by a 1.0% increase in rate and a 160-basis-point increase in occupancy, with strength in the West South Central and Midwest regions.

•International RevPAR increased 3.7% on a currency-neutral basis in the third quarter compared to the same period of 2025, reflecting growth across all regions, led by strength in the Caribbean and Latin America.

System Size and Development

(Rooms)
	September 30, 2026	September 30, 2025	Change
U.S.	498,215	498,307	—%
U.S. upscale, extended stay, and midscale	442,154	438,865	0.7%
International	162,399	151,370	7.3%
Global	660,614	649,677	1.7%
Global upscale, extended stay, and midscale	599,303	584,914	2.5%

•Global room openings totaled 6,000 in the third quarter, compared to 12,800 in the same period of 2025, which included a 7,400-room international portfolio conversion.

•U.S. room openings totaled 4,400 in the third quarter, compared to 4,800 in the same period of 2025. For the nine months ended September 30, 2026, U.S. room openings increased 17% compared to the same period of 2025.

•Global extended stay net rooms grew 10.7% compared to September 30, 2025, marking the 13th consecutive quarter of double-digit growth. During the quarter, the Company also opened its 600th extended stay hotel.

•International net rooms grew 7.3% compared to September 30, 2025, led by growth in EMEA, Asia-Pacific, and Canada.

•Global franchise agreements awarded represented 9,000 new rooms for development in the third quarter, compared to 11,800 rooms in the same period of 2025, which included a 4,900-room international portfolio signing. In the U.S., franchise agreements awarded represented 6,900 rooms, compared with 5,500 rooms in the same period of 2025.

•The Company's global pipeline totaled 78,200 rooms as of September 30, 2026, with 96% concentrated in extended stay, midscale, and upscale brands. The pipeline included:
◦71,700 U.S. rooms and 6,500 international rooms.
◦30,300 extended stay rooms, representing 39% of the total pipeline.
◦28,100 conversion rooms and 50,100 new-construction rooms.

Balance Sheet and Liquidity

As of September 30, 2026, the Company had total available liquidity of $928 million, consisting of cash and cash equivalents and available borrowing capacity. The Company's net debt-to-adjusted EBITDA ratio was 3.2x for the trailing twelve months ended September 30, 2026, within its target range of 3.0x to 4.0x. The quarter-end cash balance included borrowings made in advance of the October 1, 2026, acquisition of Harvest Hosts. Following the acquisition, net leverage remained within the Company's target range.

In August 2026, the Company completed a $500 million unsecured term loan financing, reducing the borrowing spread on the refinanced debt by 15 basis points and increasing available capacity under its $1 billion revolving credit facility. The term loan matures in August 2029.

During the nine months ended September 30, 2026, the Company generated $122 million in cash flows from operating activities, compared to $185 million in the prior-year period. The decrease primarily reflected the contract termination payment, higher franchise agreement acquisition costs associated with a 17% increase in U.S. room openings, and higher marketing and reservation system reimbursable expenses, partially offset by deferred tax and working capital timing effects.

Asset Recycling

During the nine months ended September 30, 2026, net capital outlays for hotel development and lending activities declined 56% to $36.3 million, compared to $82.0 million in the prior-year period.2

The Company advanced its return to an asset-light franchising model through sales from its owned hotel portfolio. Subsequent to quarter-end, the Company sold two owned hotels, generating estimated net cash proceeds of approximately $34 million while retaining franchise agreements for both properties. As of November 2, 2026, the Company owned 17 operating hotels, with one additional hotel under construction.

Acquisition

On October 1, 2026, the Company acquired Harvest Hosts, an asset-light RV travel subscription platform with recurring revenue, expanding Choice Hotels’ offerings for value-minded travelers into the outdoor travel market. The approximately $130 million transaction was funded with available cash and borrowings under the Company’s revolving credit facility.

Shareholder Returns

During the nine months ended September 30, 2026, the Company returned $39 million to shareholders through dividends and $172 million in share repurchases.3
2 Net capital outlays include investments in owned hotel properties, investments in affiliates, notes receivable issued, net of collections, proceeds from asset sales, and distributions from sales of affiliates.
3 Share repurchases include repurchases under the Company's stock repurchase program and repurchases from employees in connection with tax withholding and option exercises relating to awards under the Company's equity incentive plans.

As of September 30, 2026, 1.3 million shares of common stock remained available for repurchase under the Company’s current share repurchase authorization.

Outlook

The Company is updating certain aspects of its full-year 2026 outlook. The outlook includes forward-looking non-GAAP measures used by management to assess expected performance. Adjusted metrics exclude the net surplus or deficit from reimbursable activities related to franchised and managed properties, due diligence and transition costs, and other items. The outlook includes Harvest Hosts’ operating results from the October 1, 2026, acquisition date and reflects the impact of the Company’s two recent hotel dispositions, except as otherwise noted.

	Full-Year 2026	Prior Outlook
Net income	$178 to $185 million	$230 to $241 million
Diluted EPS	$3.92 to $4.07	$5.07 to $5.31
Adjusted net income	$315 to $322 million	$312 to $323 million
Adjusted EBITDA	$641 to $651 million	$635 to $650 million
Adjusted SG&A growth, excluding Harvest Hosts	Approximately 9%	Mid-single digits
Adjusted diluted EPS	$6.92 to $7.07	$6.86 to $7.10
Effective tax rate	26%	26%

	Full-Year 2026 vs. 2025	Prior Outlook
Global RevPAR growth	1.5% to 2.5%	0% to 1%
U.S. RevPAR growth	1.5% to 2.5%	0% to 1.25%
U.S. royalty rate growth	Approximately 9 bps	7 bps to 9 bps
Global net system rooms growth	Approximately 1.5%	Approximately 1.5%

The net income guidance range has been lowered from the Company's prior outlook primarily to reflect higher expected marketing and reservation system reimbursable expenses, driven by increased investment in franchisee-facing tools and guest delivery capabilities. The revision also reflects a $24 million charge related to the termination of an arrangement that included an option to acquire a European hospitality business, $6 million in non-cash impairment charges related to owned hotels, lower expected equity in earnings of affiliates, and higher interest expense.

The adjusted net income guidance range has been narrowed from the Company's prior outlook to reflect higher expected adjusted EBITDA, higher interest expense, and lower expected equity in earnings of affiliates.

The Company raised the midpoint of its adjusted EBITDA guidance range, primarily reflecting stronger global RevPAR, higher U.S. royalty rate expansion, and an estimated $1 million net benefit from the Harvest Host acquisition and two recent hotel dispositions, partially offset by higher adjusted SG&A expenses. The revised adjusted SG&A outlook, excluding Harvest Host, reflects primarily non-recurring spending on certain strategic initiatives and artificial intelligence-enabled capabilities, as well as higher accounts receivable reserves.

Net capital outlays for hotel development-related activities are expected to decline from $103.4 million in 2025 to approximately $20 million in 2026, assuming no additional hotel sales.2

Webcast and Conference Call

Choice will host a conference call to discuss third quarter 2026 results on November 2, 2026, at 10:00 a.m. ET. A live webcast will be available on the Company’s Investor Relations website at www.investor.choicehotels.com/events-and-presentations. Participants may also dial (833) 461-5787 (U.S.) or (585) 542-9983 (international) and reference conference ID 723141180. A replay and transcript will be available within 24 hours on the Company’s Investor Relations website.

About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world, with over 7,500 hotels, representing more than 650,000 rooms, in 50 countries and territories. A wide-ranging portfolio of 22 brands that includes full-service upper upscale, midscale, extended stay, and economy properties enables Choice® to meet travelers’ needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® rewards program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.

Forward-Looking Statements

Information set forth herein includes “forward-looking statements.” Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of Choice’s revenue, expenses, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, net surplus or deficit, repurchases of common stock and other financial and operational measures, including occupancy, room openings and growth, open hotels, RevPAR, royalty rate, strategic investment and acquisition performance, asset recycling, international expansion performance, macroeconomic backdrop, commercial and technological capabilities, and Choice’s liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause our actual results, performance or achievements to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, U.S. and foreign economic conditions, including access to liquidity and capital; changes in consumer demand and confidence, including consumer discretionary spending and the demand for travel, transient and group business; the timing and amount of future dividends and share repurchases; future U.S. or global outbreaks of epidemics, pandemics or contagious diseases or fear of such outbreaks, and the related impact on the global hospitality industry, particularly but not exclusively the U.S. travel market; changes in law and regulation applicable to the travel, lodging or franchising industries, including with respect to the status of our relationship with employees of our franchisees; the potential impact of changes in laws and regulations generally, or the interpretation thereof, including, without limitation, those relating to taxes, wages, labor and immigration; foreign currency fluctuations; changes in global interest rates and rate differentials; variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; governmental action or inaction relating to the federal budget, including funding lapses and government shutdowns; impairments or declines in the value of our assets; our assumptions underlying our critical accounting estimates; operating risks common in the travel, lodging or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for our marketing and reservation systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel development, financing, franchise agreement acquisition costs and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; the impact of inflation; information technology, cyber security and data breach risks; introduction and integration of artificial intelligence technologies; climate change; our sustainability strategy; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations; political instability, geopolitical conflicts and terrorism; labor shortages; the outcome of litigation; our ability to effectively manage our indebtedness and secure our indebtedness; and the integration and performance of Harvest Hosts following our acquisition.

These and other risk factors are discussed in detail in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measurements and Other Definitions

The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, adjusted selling, general and administrative (SG&A) expenses, adjusted net income, and adjusted diluted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibits 6 and 7, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as SG&A, net income and EPS. The company’s calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We further discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit, contract termination costs, legal costs, acquisition related to business combination, due diligence and transition (recoveries) costs, and global ERP system implementation and related costs to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

The non-GAAP measures presented herein also include certain information regarding projected non-GAAP adjusted EBITDA contributions from the estimated benefit from the Harvest Host acquisition, which we are unable to reconcile to similar projections of net income without unreasonable efforts as the adjustments cannot reasonably be predicted. The impact of the unavailable information could be significant relative to our expectations.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: Adjusted EBITDA, presented herein, is calculated as net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, amortization of cloud computing arrangements, impairments and gains on sale of business, joint ventures and assets, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates and (gain) loss on extinguishment of debt, further adjusted to exclude certain items, including, franchisee agreement acquisition cost amortization and charges, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by reimbursable revenue from franchised and managed properties. We consider adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use these measures, as do analysts, lenders, investors, and others, to evaluate companies because they exclude certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings, and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. These measures also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A expenses are excluded from adjusted EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from reimbursable revenues from franchised and managed properties are excluded, as the company does not operate these programs to generate a profit and has the contractual rights to adjust future collections or assess additional fees to recover prior period expenditures. The company’s franchise and management agreements require these revenues to be used exclusively for expenses associated with providing franchise and management services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from these activities and the company is required to spend any surpluses generated in future periods. The reimbursement for franchise and management services is typically billed and collected monthly, based on the underlying hotel’s sales or usage, while the associated costs are recognized as incurred by the company, creating timing differences with the net effect impacting net income in the reporting period. These timing differences are due to our discretion to spend in excess of the revenues earned or less than the revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our franchised and managed properties. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Diluted Earnings Per Share: Adjusted net income and adjusted diluted EPS exclude the impact of surpluses or deficits generated from reimbursable revenue from franchised and managed properties, impairments, formation costs and gains on sale of business, joint ventures and assets and gains on extinguishment of debt. Surpluses and deficits generated from reimbursable revenue from franchised and managed properties are excluded, as the company does not operate these programs to generate a profit and has the contractual rights to adjust future collections or assess additional fees to recover prior period expenditures. The company’s franchise agreements require these revenues to be used exclusively for expenses associated with providing franchised and managed services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from activities and the company is required to spend any surpluses generated in future periods. The reimbursement for franchise and management services is typically billed and collected monthly, based on the underlying hotel’s sales or usage, while the associated costs are recognized as incurred by the company, creating timing differences with the net effect impacting net income in the reporting period. These timing differences are due to our discretion to spend in excess of the revenues earned or less than the revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our franchised and managed properties. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted diluted EPS to be indicators of operating performance because excluding these items allows for period-over-period comparisons of our ongoing operations.

Adjusted SG&A: Adjusted SG&A reflects SG&A excluding the impact of mark-to-market adjustments on non-qualified retirement plan investments, amortization of cloud computing arrangements and share based compensation expense. We use this measure, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of share-based compensation expense (benefit) on earnings can vary significantly among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A expenses are also excluded as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income.

Occupancy: Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel for a given period. Occupancy measures the utilization of the hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. The company calculates occupancy based on information as reported by its franchisees. To accurately reflect occupancy, the company may revise its prior years’ operating statistics for the most current information provided.

Average Daily Rate (ADR): ADR represents hotel room revenue divided by the total number of room nights sold for a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and management uses ADR to assess pricing levels that the company is able to generate. The company calculates ADR based on information as reported by its franchisees. To accurately reflect ADR, the company may revise its prior years’ operating statistics for the most current information provided.

Revenue Per Available Room (RevPAR): RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of hotel performance and therefore company royalty and system revenues as it provides a metric correlated to the two key drivers of operations at a hotel: occupancy and ADR. The company calculates RevPAR based on information as reported by its franchisees. To accurately reflect RevPAR, the company may revise its prior years’ operating statistics for the most current information provided. RevPAR is also a useful indicator in measuring performance over comparable periods.

Pipeline: Pipeline is defined as hotels awaiting conversion, under construction or approved for development, and master development agreements committing owners to future franchise development.

Contacts
Allie Summers, Senior Director, Investor Relations
IR@choicehotels.com
© 2026 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.
Earnings Release Schedules

Choice Hotels International, Inc.				Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
REVENUES
Franchise and management fees	$203,667	$193,777	$540,834	$515,931
Partnership services and fees	28,341	28,868	81,749	81,313
Owned hotels	38,064	33,167	103,393	91,255
Other	15,320	22,094	53,525	57,937
Revenue for reimbursable costs from franchised and managed properties	172,936	169,434	460,164	460,207
Total revenues	458,328	447,340	1,239,665	1,206,643

OPERATING EXPENSES
Selling, general and administrative	81,275	79,610	255,474	243,118
Contract termination costs	24,268	—	24,268	—
Business combination, diligence and transition costs	3,214	1,494	3,986	1,940
Depreciation and amortization	16,933	15,760	50,567	42,932
Owned hotels	27,312	23,792	76,420	67,271
Reimbursable expenses from franchised and managed properties	192,812	184,268	552,264	504,437
Total operating expenses	345,814	304,924	962,979	859,698
Impairment of long-lived assets	(6,035)	—	(6,035)	—
Operating income	106,479	142,416	270,651	346,945

OTHER EXPENSES AND (INCOME), NET
Interest expense	25,575	23,490	73,796	67,468
Interest income	(998)	(1,435)	(3,304)	(4,450)
Gain from an acquisition of a joint venture	—	(100,025)	—	(100,025)
Gain on sale of assets	—	(713)	—	(713)
Other gains, net	(7)	(721)	(5,410)	(5,659)
Equity in net loss of affiliates	6,866	10,904	14,334	11,035
Total other expenses and (income), net	31,436	(68,500)	79,416	(32,344)

Income before income taxes	75,043	210,916	191,235	379,289
Income tax expense	17,131	30,920	48,681	73,025
Net income	$57,912	$179,996	$142,554	$306,264

Basic earnings per share	$1.29	$3.89	$3.14	$6.59
Diluted earnings per share	$1.28	$3.86	$3.12	$6.52

Choice Hotels International, Inc.		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$170,594	$44,997
Accounts receivable, net	285,966	207,491
Other current assets	119,830	153,510
Total current assets	576,390	405,998

Property and equipment, net	645,102	649,291
Operating lease right-of-use assets	72,528	77,670
Goodwill	302,668	305,758
Intangible assets, net	1,119,107	1,082,486
Notes receivable, net of allowances	28,688	12,490
Investments for employee benefit plans, at fair value	47,549	50,227
Investments in affiliates	139,667	134,975
Other assets	207,235	199,308
Total assets	$3,138,934	$2,918,203

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$148,045	$156,276
Accrued expenses and other current liabilities	117,443	125,282
Deferred revenue	107,680	100,698
Liability for guest loyalty program	84,863	85,035
Total current liabilities	458,031	467,291

Long-term debt	2,177,105	1,906,122
Long-term deferred revenue	135,975	130,505
Deferred compensation and retirement plan obligations	54,076	56,532
Deferred income taxes	32,416	25,303
Operating lease liabilities	102,315	107,963
Liability for guest loyalty program	42,731	39,771
Other liabilities	4,527	3,487
Total liabilities	3,007,176	2,736,974

Total shareholders' equity	131,758	181,229

Total liabilities and shareholders' equity	$3,138,934	$2,918,203

Choice Hotels International, Inc.		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$142,554	$306,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,567	42,932
Depreciation and amortization – reimbursable expenses from franchised and managed properties	17,076	14,295
Franchise agreement acquisition cost amortization	30,051	25,020
Impairment of long-lived assets	6,035	—
Gain from an acquisition of a joint venture	—	(100,025)
Gain on sale of assets	—	(713)
Non-cash share-based compensation and other charges	16,841	27,439
Non-cash interest, investments, and affiliate loss (income), net	1,000	(6,131)
Deferred income taxes	(581)	(17,713)
Equity in net loss of affiliates, less distributions received	10,529	16,424
Franchise agreement acquisition costs, net of reimbursements	(103,993)	(62,359)
Change in working capital and other	(48,165)	(60,676)
Net cash provided by operating activities	121,914	184,757
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in other property and equipment	(25,612)	(26,927)
Investments in owned hotel properties	(37,533)	(85,307)
Contributions to investments in affiliates	(20,038)	(90,005)
Issuances of notes receivable	(3,338)	(6,351)
Collections of notes receivable	24,610	3,036
Business acquisition, net of cash acquired	—	(73,395)
Proceeds from the sale of assets	—	52,000
Distributions from sales of affiliates	—	44,617
Other items, net	(1,232)	4,475
Net cash used in investing activities	(63,143)	(177,857)
CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments) borrowings pursuant to revolving credit facilities	(228,725)	148,482
Proceeds from the issuance of long-term debt	499,500	—
Proceeds from economic development loans	—	250
Debt issuance costs	(435)	—
Purchases of treasury stock	(166,178)	(112,958)
Dividends paid	(39,325)	(40,194)
Proceeds from the exercise of stock options	2,411	7,488
Net cash provided by financing activities	67,248	3,068
Net change in cash and cash equivalents	126,019	9,968
Effect of foreign exchange rate changes on cash and cash equivalents	(422)	2,438
Cash and cash equivalents, beginning of period	44,997	40,177
Cash and cash equivalents, end of period	$170,594	$52,583

							Exhibit 4
CHOICE HOTELS INTERNATIONAL, INC.
CURRENCY-NEUTRAL SYSTEM-WIDE HOTEL OPERATING STATISTICS
(UNAUDITED)

	For the Three Months Ended September 30, 2026
	ADR		Occupancy			RevPAR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Total U.S.	$100.99	1.0%	61.9%	160	bps	$62.56	3.8%
Upscale & Above (1)	159.98	1.4%	62.7%	(20)	bps	100.37	1.1%
Midscale & Upper Midscale (2)	105.47	0.8%	61.7%	160	bps	65.11	3.6%
Extended Stay (3)	69.56	4.2%	72.3%	130	bps	50.29	6.2%
Economy (4)	74.12	0.9%	51.4%	130	bps	38.13	3.5%
International (5)	117.57	3.9%	71.3%	(10)	bps	83.77	3.7%
Total System (5)	$105.21	1.8%	64.1%	130	bps	$67.41	3.9%

	For the Nine Months Ended September 30, 2026
	ADR		Occupancy			RevPAR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Total U.S.	$96.48	0.1%	57.6%	60	bps	$55.61	1.3%
Upscale & Above (1)	152.95	1.6%	57.7%	—	bps	88.32	1.6%
Midscale & Upper Midscale (2)	100.73	0.1%	57.1%	70	bps	57.47	1.2%
Extended Stay (3)	68.47	2.7%	70.0%	—	bps	47.90	2.6%
Economy (4)	70.68	(1.4)%	47.9%	(10)	bps	33.84	(1.6)%
International (5)	109.28	2.8%	64.8%	20	bps	70.78	3.0%
Total System (5)	$99.71	0.9%	59.3%	60	bps	$59.11	2.0%

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	U.S. Average Royalty Rate
Total U.S.	5.23%	5.15%	5.22%	5.12%

(1) Includes Ascend Hotel Collection, Cambria, Park Plaza, Radisson, Radisson Blu, Radisson Individuals, and Radisson RED brands.
(2) Includes Clarion, Comfort Inn, Comfort Suites, Country Inn & Suites, Park Inn, Quality Inn, and Sleep Inn brands.
(3) Includes Everhome Suites, MainStay Suites, Suburban Studios, and WoodSpring Suites brands.
(4) Includes Econo Lodge and Rodeway Inn brands.
(5) International and Total System results are presented on a currency-neutral basis and exclude the impact of foreign currency exchange movements.

		Exhibit 5
CHOICE HOTELS INTERNATIONAL, INC.
SYSTEM HOTEL AND ROOM SUPPLY
(UNAUDITED)

Global System by Brand	September 30, 2026
	Hotels	Rooms
Ascend Hotel Collection	539	72,180
Cambria Hotels	79	10,546
Radisson(1)	130	22,716
Comfort(2)	2,135	178,772
Quality	1,868	146,892
Country	400	32,299
Sleep	429	30,705
Clarion(3)	276	36,951
Park Inn	35	2,881
WoodSpring	300	36,115
MainStay	157	11,485
Suburban	121	9,992
Everhome	32	3,679
Econo Lodge	618	35,255
Rodeway Inn	427	23,600
Other (4)	58	6,546
(1) Includes Radisson, Radisson Blu, Radisson Individuals, Radisson RED and Park Plaza brands.
(2) Includes Comfort family of brand extensions including Comfort Inn and Comfort Suites.
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe.
(4) Includes other brands under Master Franchise Agreements.

U.S. System by Chain Scale	September 30, 2026
	Hotels	Rooms
Upscale & Above	378	60,876
Midscale & Upper Midscale	4,212	320,686
Extended Stay	602	60,592
Economy	989	56,061

Global System by Region	September 30, 2026
	Hotels	Rooms
U.S.	6,181	498,215
Total International	1,423	162,399
Americas (excluding U.S.)	549	56,605
Europe & Middle East	488	71,208
Asia-Pacific	386	34,586

Total System	7,604	660,614

				Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(dollar amounts in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Total selling, general and administrative expenses	$81,275	$79,610	$255,474	$243,118
Mark to market adjustments on non-qualified retirement plan investments	(255)	(2,657)	(5,227)	(5,907)
Non-recurring operational restructuring charges and executive severance	(5,047)	(497)	(7,585)	(4,799)
Share-based compensation	(3,879)	(6,397)	(13,246)	(18,523)
Amortization of cloud computing arrangements	(326)	(189)	(902)	(189)
Global ERP system implementation and related costs	(86)	(1,587)	(445)	(3,653)
Adjusted selling, general and administrative expenses	$71,682	$68,283	$228,069	$210,047

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("ADJUSTED EBITDA")
(dollar amounts in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net income	$57,912	$179,996	$142,554	$306,264
Income tax expense	17,131	30,920	48,681	73,025
Interest expense	25,575	23,490	73,796	67,468
Interest income	(998)	(1,435)	(3,304)	(4,450)
Amortization of cloud computing arrangements	326	189	902	189
Depreciation and amortization	16,933	15,760	50,567	42,932
Impairment of long-lived assets	6,035	—	6,035	—
Gain from an acquisition of a joint venture	—	(100,025)	—	(100,025)
Gain on sale of assets	—	(713)	—	(713)
Other gains, net	(7)	(721)	(5,410)	(5,659)
Equity in net loss of affiliates	6,866	10,904	14,334	11,035
Share-based compensation	3,879	6,397	13,246	18,523
Mark to market adjustments on non-qualified retirement plan investments	255	2,657	5,227	5,907
Franchise agreement acquisition costs amortization and charges	6,129	4,257	18,618	15,584
Revenue for reimbursable costs from franchised and managed properties	(172,936)	(169,434)	(460,164)	(460,207)
Reimbursable expenses from franchised and managed properties	192,812	184,268	552,264	504,437
Global ERP system implementation and related costs	86	1,587	445	3,653
Business combination, diligence and transition costs	3,214	1,494	3,986	1,940
Non-recurring operational restructuring charges and executive severance	5,047	497	7,585	4,799
Contract termination costs	24,268	—	24,268	—
Adjusted EBITDA	$192,527	$190,088	$493,630	$484,702

				Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE ("EPS")
(dollar amounts in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net income	$57,912	$179,996	$142,554	$306,264
Impairment of long-lived assets	6,035	—	6,035	—
Gain on sale of assets	—	(713)	—	(713)
Gain from an acquisition of a joint venture	—	(100,025)	—	(100,025)
Revenue for reimbursable costs from franchised and managed properties	(172,936)	(169,434)	(460,164)	(460,207)
Reimbursable expenses from franchised and managed properties	192,812	184,268	552,264	504,437
Business combination, diligence and transition costs	3,214	1,494	3,986	1,940
Non-recurring operational restructuring charges and executive severance	5,047	497	7,585	4,799
Global ERP system implementation and related costs	86	1,587	445	3,653
Loss on sale of an affiliate	3,805	—	3,805	—
Non-recurring joint venture formation transaction costs	—	6,498	—	6,498
Contract termination costs	24,268	—	24,268	—
Income tax expense on adjustments	(14,935)	(5,924)	(33,818)	(14,977)
Adjusted Net Income	$105,308	$98,244	$246,960	$251,669

Diluted EPS	$1.28	$3.86	$3.12	$6.52
Adjusted Diluted EPS	$2.33	$2.10	$5.41	$5.36

	Exhibit 7
CHOICE HOTELS INTERNATIONAL, INC.
OUTLOOK
(UNAUDITED)

Guidance represents the company's range of estimated outcomes for the full year ended December 31, 2026

ADJUSTED EBITDA
(in thousands)	Full Year	Full Year
	Lower Range	Upper Range

Net income	$178,000	$185,000
Income tax expense	62,000	64,400
Interest expense	97,700	98,300
Interest income	(4,100)	(4,100)
Amortization of cloud computing arrangements	1,200	1,200
Depreciation and amortization	67,900	67,900
Impairment of long-lived assets	6,000	6,000
Other gains, net	(5,400)	(5,400)
Equity in net loss of affiliates	15,800	15,800
Share-based compensation	17,000	17,000
Mark to market adjustments on non-qualified retirement plan investments	5,200	5,200
Franchise agreement acquisition costs amortization and charges	26,300	26,300
Revenue for reimbursable costs from franchised and managed properties	(599,200)	(599,200)
Reimbursable expenses from franchised and managed properties	734,200	734,200
Global ERP system implementation and related costs	1,800	1,800
Business combination, diligence and transition costs	4,400	4,400
Non-recurring operational restructuring charges and executive severance	7,900	7,900
Contract termination costs	24,300	24,300
Adjusted EBITDA	$641,000	$651,000

ADJUSTED NET INCOME & DILUTED EARNINGS PER SHARE ("EPS")
(in thousands, except per share amounts)	Full Year	Full Year
	Lower Range	Upper Range

Net income	$178,000	$185,000
Impairment of long-lived assets	6,000	6,000
Revenue for reimbursable costs from franchised and managed properties	(599,200)	(599,200)
Reimbursable expenses from franchised and managed properties	734,200	734,200
Business combination, diligence and transition costs	4,400	4,400
Non-recurring operational restructuring charges and executive severance	7,900	7,900
Global ERP system implementation and related costs	1,800	1,800
Loss on sale of an affiliate	3,800	3,800
Contract termination costs	24,300	24,300
Income tax expense on adjustments	(46,200)	(46,200)
Adjusted net income	$315,000	$322,000

Diluted EPS	$3.92	$4.07
Adjusted Diluted EPS	$6.92	$7.07